EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         DOVER DOWNS ENTERTAINMENT, INC.



         IT IS HEREBY CERTIFIED THAT:

         1. The name of the Corporation is DOVER DOWNS ENTERTAINMENT, INC. (hereinafter, the "Corporation").

         2. The Certificate of Incorporation of the Corporation is hereby amended by striking out paragraph (a) of Article FOURTH in its entirety and substituting in lieu of said paragraph (a) the following new paragraph (a):

         "FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have the authority to issue is 66,000,000 shares, consisting of 35,000,000 shares of Common Stock, which shares shall have a par value of $.10 per share; 30,000,000 shares of Class A Common Stock, which shares shall have a par value of $.10 per share; 1,000,000 shares of Preferred Stock, which shares shall have a par value of $.10 per share."

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         3. This Certificate of Amendment to Certificate of Incorporation as
herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         4. The effective time of this Certificate of Amendment to Certificate of Incorporation shall be upon filing.

         IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation is executed this 28th day of June, 1996.

                                                Dover Downs Entertainment, Inc.


                                                BY: /s/ Robert M. Comollo
                                                -------------------------------
                                                Robert M. Comollo, Secretary


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                                   EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           DOVER DOWNS INVESTORS, INC.



         IT IS HEREBY CERTIFIED THAT:

         1. The name of the Corporation is DOVER DOWNS INVESTORS, INC. (hereinafter, the "Corporation").

         2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Articles FIRST through ELEVENTH of the previous Certificate of Incorporation in their entirety and substituting in lieu of said Articles the following new Articles:

         FIRST: The name of the Corporation is DOVER DOWNS ENTERTAINMENT, INC.

         SECOND: The registered office of the corporation is to be located at United States Corporation Company, 1013 Centre Road, Wilmington, Delaware 19805.


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         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have the authority to issue is 130,000,000 shares, consisting of 69,000,000 shares of Common Stock, which shares shall have a par value of $.10 per share; 60,000,000 shares of Class A Common Stock, which shares shall have a par value of $.10 per share; 1,000,000 shares of Preferred Stock, which shares shall have a par value of $.10 per share.

                 (b) Common Stock. The designations, preferences, privileges, and voting powers of the shares of each class of common stock and the restrictions or qualifications thereof are as follows:

                     (i) Voting. The Common Stock and the Class A Common Stock
                 shall have the right to vote upon all matters which may come before the stockholders, except that the holders of Class A Common Stock shall have ten (10) votes per share and the holders of Common Stock shall have one (1) vote per share,

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                 provided further that the holders of Common Stock and Class A
                 Common Stock shall be entitled to vote as separate classes on all matters as to which a class vote is required by law.

                     (ii) Dividends. Each share of Common Stock and Class A
                 Common Stock shall be entitled to participate equally-in any dividends (other than dividends of common stock) which may be declared upon common stock; provided that the Board of Directors of the Corporation shall have discretionary authority to declare greater cash dividends on the Common Stock; and provided further, that in the case of all dividends in common stock of this Corporation or stock split-ups, the Common Stock shall be entitled only to receive Common Stock and the Class A Common Stock shall be entitled only to receive Class A Common Stock.

                     (iii) Conversion. Shares of Class A Common Stock shall be
                 convertible at any time and from time to time at the option of the holder thereof into shares of Common Stock at the rate of

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                 one share of Class A Common Stock for one share of Common
                 Stock. In order to exercise the conversion privilege, the holder of any shares of Class A Common Stock shall surrender the certificate or certificates for such shares accompanied by proper instrument of surrender to the Corporation at its principal office. The certificate or certificates for such shares of Class A Common Stock shall also be accompanied by written notice to the effect that the holder elects to convert such shares of Class A Common Stock and stating the name or names to which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the receipt of such notice and the surrender of such shares of Class A Common Stock, the Corporation's Transfer Agent shall issue and deliver to such holder or to the written order of such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion of such shares of Class A Common Stock. Such conversion shall be deemed to have been effected on the date on which such notice shall have been received by the

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                 Corporation and such Class A Common Stock shall have been
                 surrendered as hereinbefore provided. The shares of Class A Common Stock so converted shall not be reissued and shall be retired and cancelled as provided by law. All shares of Common Stock which may be issued upon conversion of the Class A Common Stock shall, upon issuance, be validly issued, fully paid, and nonassessable by the Corporation.

                     (iv) Certain Changes. In case of the issuance of any shares of stock as a dividend upon the shares of Common Stock or the shares of Class A Common Stock or in the case of any subdivision, split-up, combination, or change of the shares of Common Stock or shares of Class A Common Stock into a different number of shares of the same or any other class or classes of stock, the conversion rate in clause (iii) above shall be appropriately adjusted so that the rights of the holders of Common Stock and of Class A Common Stock shall not be diluted as a result of such stock dividend, sub-division, split-up, combination, or change. Adjustments in the rate of conversion shall be calculated to the nearest 1/10 of a share. The

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                 Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of Class A Common Stock. If any fractional interest in a share of Common Stock shall be deliverable upon the conversion of any shares of Class A Common Stock, the Corporation may purchase such fractional interest for an amount in cash equal to the current market value of such fractional interest.

                     (v) Common Stock Protection in the Event of Merger or
                 Consolidation. In the event of a merger or consolidation of the Corporation, with or into another entity (whether or not the Corporation is the surviving entity), the holders of Common Stock and Class A Common Stock shall be entitled to receive the same per share consideration in such merger or consolidation.

                     (vi) Distributions. In the event the Corporation shall be
                 liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the Common Stock and the Class A Common Stock shall be entitled to share ratably, as a single class, in the remaining net assets of the Corporation.

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                     (vii) Preemptive Rights Denied. No holder of shares of any class of common stock of the Corporation shall possess any preemptive right to acquire additional shares of any class or treasury shares of the Corporation, or obligations of the Corporation convertible into such shares, whether now or hereafter authorized.

                     (viii) Purchase of Shares. The Corporation shall have the
                 authority to purchase any amount of Common Stock or Class A Common Stock upon such terms and conditions as the Board of Directors shall from time to time, in its discretion, determine, without regard to any differences in price or other terms under which such shares may be purchased.

                     (ix) Sufficient Shares Reserved. So long an any shares of
                 Class A Common Stock are outstanding, the Corporation shall reserve and keep available out of its duly authorized but unissued stock, for the purpose of effecting the conversion of the Class A Common Stock as hereinabove provided, such number of its duly authorized

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                 shares of Common Stock and other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock.

                 (c) Preferred Stock. All preferred stock authorized for issuance by the company may be issued in series or without series from time to time with the designations, preferences, and relative, participating, optional or other special rights of the class or series of the class fixed by resolution or resolutions of the Board of Directors. Such resolutions may also provide for the convertibility of the preferred stock or any series thereof into any other classes of stock of the company, including the common stock, upon such terms and ratios as shall be determined by the Board of Directors.

         FIFTH: Special meetings of the stockholders may be called at any time by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President or the Chairman of the Executive Committee of the Board of Directors and not by any other person.

         SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

                 (1) Election of directors need not be by ballot unless the by-laws so provide.

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                 (2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends. The stockholders may make, alter or repeal any by-law whether or not adopted by them, provided however, that any such additional by-laws, alterations or repeal may be adopted only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class), unless such additional by-laws, alterations or repeal shall have been recommended to the stockholders for adoption by a majority of the Board of Directors, in which event such additional by-laws, alterations or repeal may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class).

                 (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or

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not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

                 (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised, or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

         SEVENTH: The property and business of this corporation shall be managed by a Board of up to nine directors. The directors shall be divided into three classes. The first class (Class I) shall consist of three (3) directors and the term of office of such class shall expire at the Annual Meeting of Stockholders in 1997. The second class (Class II) shall consist of three (3) directors and the term of office of such class shall expire at the Annual Meeting of Stockholders in 1998. The third class (Class III) shall consist of three (3) directors and the term of Stockholders in 1999. At each annual election, commencing at the next Annual Meeting of Stockholders in 1997, the successors of the class of directors whose term expires at that time shall be elected to hold office for the term of three years to succeed those whose term expires, so that the term of office of one class of directors shall expire in each year. Each director shall hold office for the term for which he is elected or appointed or until his successor shall be elected and qualified, or until his death or until he shall resign. Directors need not be stockholders nor residents of the State of Delaware.

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                  Notwithstanding any of the provisions of this Certificate of
Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause, and only at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of 75% or more of the shares of the Corporation entitled to vote at an election of directors.

                  Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Such nominations shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Corporation not less than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Notice of nominations which are proposed by the Board of Directors shall be given by the Chairman on behalf of the Board.

                  Each such notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and
(iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.

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                  The Chairman of the meeting may, if the facts warrant,
determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

         EIGHTH: (a) (1) In addition to any affirmative vote required by law, and except as otherwise expressly provided in sections (b) and (c) of this Article EIGHTH:

                         (A) any merger or consolidation of the Corporation or
any Subsidiary (as hereinafter defined) with or into (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                         (B) any sale, lease, exchange, mortgage, pledge,
transfer or other disposition (in one transaction or a series of related transactions) to or with an Interested Stockholder, or an Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $5,000,000 or more; or

                         (C) the issuance or transfer by the Corporation or any
Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation to any Interested Stockholder, or any Affiliate of any Interested Stockholder, in exchange of cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more; or

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                         (D) the adoption of any plan or proposal for the
liquidation or dissolution of the Corporation; or

                         (E) any reclassification of securities (including any
reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder, or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article EIGHTH as one class ("Voting Shares"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                         (2) The term "business combination" as used in this
Article EIGHTH shall mean any transaction which is referred to in any one or more of clauses (A) through (E) of paragraph (1) of this section (a).

                 (b) The provisions of section (a) of this Article EIGHTH shall not be applicable to any particular business combination and such business

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combination shall require only such affirmative vote as is required by law and any other provisions of the Certificate of Incorporation or by-laws if such business combination has been approved by a majority of the whole Board.

                 (c) For the purposes of this Article EIGHTH:

                     (1) A "person" shall mean any individual, firm, corporation or other entity.

                     (2) "Interested Stockholder" shall mean, in respect of any business combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such business combination, or immediately prior to the consummation of any such transaction:

                          (A) is the beneficial owner, directly or indirectly,
of more than 20% of the Voting Shares; or

                          (B) is an Affiliate of the Corporation and at any time
within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 20% of the then outstanding Voting Shares; or

                          (C) is an assignee of or has otherwise succeeded to
any shares of capital stock of the Corporation which were at any time within two years prior thereto beneficially owned by any Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

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Provided, however, that no person who on the date of the adoption of this
Article EIGHTH would otherwise be an "Interested Stockholder" as defined in this subsection 2 shall be deemed to be an "Interested Stockholder".

                     (3) A person shall be the "beneficial owner" of any Voting
Shares:

                          (A) which such person or any of its Affiliates and
Associates (as hereinafter defined) beneficially own, directly or indirectly, or

                          (B) which such person or any of its Affiliates or
Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or

                          (C) which are beneficially owned, directly or
indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

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                     (4) The outstanding Voting Shares shall include shares
deemed owned through application of paragraph (3) above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise.

                     (5) "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on the date of the adoption of this provision.

                     (6) "Subsidiary" shall mean any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on the date of the adoption of this provision), is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this section
(c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                 (d) A majority of the directors shall have the power and duty to determine for the purposes of this Article EIGHTH on the basis of information known to them, (1) the number of Voting Shares beneficially owned by any person,
(2) whether a person is an Affiliate or Associate of another, (3) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph (3) of section (c), or (4) whether the assets subject to any business combination or the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary has an aggregate fair market value of $5,000,000 or more.

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                 (e) Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         NINTH: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the Corporation then entitled to be voted in an election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with Articles FIFTH, SIXTH, SEVENTH, EIGHTH, or NINTH of this Certificate of Incorporation, except that only the affirmative vote of the holders of a simple majority of the shares of the Corporation then entitled to be voted in an election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with Articles FIFTH, SIXTH, or SEVENTH of this Certificate of Incorporation if such amendment, repeal or adoption shall have been approved by a majority of the members of the Board of Directors.

         TENTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article Tenth shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article Tenth became effective.

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         3. This Certificate of Amendment to Certificate of Incorporation as
herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         4. The effective time of this Certificate of Amendment to Certificate of Incorporation shall be upon filing.

         IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation is executed this 14th day of June, 1996.


                                               Dover Downs Investors, Inc.



                                               BY: /s/ Denis McGlynn
                                                  -----------------------------
                                                  Denis McGlynn, President